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                                                              EXHIBIT 99.(d)(31)

                        INVESTMENT SUBADVISORY AGREEMENT

                  This Investment Subadvisory Agreement is made as of July 16, 2002, by and between VANTAGEPOINT INVESTMENT ADVISERS, LLC, a Delaware limited liability company (hereafter "Client"), and PEREGRINE CAPITAL MANAGEMENT, INC., 800 LaSalle Avenue, Suite 1850, Minneapolis, Minnesota 55402 (hereafter "Subadviser"), and THE VANTAGEPOINT FUNDS, a Delaware business trust, and is effective as of ___ July 17, 2002 (the "Effective Date").

                  WHEREAS, The Vantagepoint Funds (the "Funds") is a Delaware Business Trust registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act");

                  WHEREAS, Client is party to an Investment Adviser Agreement with the Funds for management of the investment operations of the Funds including the establishment and operation of investment portfolios for the Funds and the entering into of contracts with subadvisers to assist in managing the investment of the Funds property;

                  WHEREAS, Client and Subadviser wish to enter into a Subadvisory Agreement pursuant to which Subadviser will provide such assistance to Client.

                                   AGREEMENTS:

                  In consideration of the performance by the Subadviser as Investment Subadviser of certain assets held by the Funds, the Client has authorized the Subadviser to manage the securities and other assets as follows:

1.                ACCOUNT

                  The account with respect to which the Subadviser shall perform its services shall consist of those assets of the VANTAGEPOINT GROWTH FUND (the "Fund") which the Client determines to assign to an account with the Subadviser, together with all income earned by those assets and all realized and unrealized capital appreciation related to those assets (hereafter "Account"). From time to time, the Client may, upon notice to the Subadviser, make additions to the Account and may, upon notice to the Subadviser, make withdrawals from the Account. To the extent that such withdrawals shall reduce the assets of the account to zero, the Subadviser shall not be entitled to any fees as set forth hereunder for the period of time for which no assets are held in the Account, notwithstanding any termination provisions set forth in the agreement. Subadviser shall manage the assets of the Fund held in the Account in accordance with the Investment Adviser Guidelines and the Fund's Statement of Investment Policies, which have been provided to the Subadviser and which may be changed from time to time by Client, on advance written notice to the Subadviser.

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2.                APPOINTMENT STATUS, POWERS OF CLIENT AND SUBADVISER

                  (a) Purchase and Sale. Client hereby appoints Subadviser to manage the Account on the terms and conditions set forth in this Agreement. Subject to the restrictions set forth in this Agreement, and acting always in conformity with the Investment Policies provided in Paragraph 4, as well as the Investment Adviser Guidelines and the Fund's Statement of Investment Policies, Subadviser shall supervise and direct investment of the Account. Client hereby grants the Subadviser complete, unlimited and unrestricted discretion and authority to select portfolio securities with respect to the Account including the power to acquire (by purchase, exchange, subscription or otherwise), to hold and dispose (by sale, exchange or otherwise). The Subadviser will review with Client, upon the request of the Client, any transactions it makes with respect to the investment of the Account.

                  (b) Limitation on Authority. Except as expressly authorized herein or hereafter from time to time, Subadviser shall for all purposes be deemed an independent contractor and shall have no authority to act for or to represent the Client or the Funds in any way or otherwise to be an agent of the Client or the Funds. The activities of Client and Subadviser in managing the assets of the VANTAGEPOINT GROWTH FUND shall in all instances be conducted subject to the supervision and direction of the Board of Directors of The Vantagepoint Funds.

                  (c) Voting. Unless otherwise instructed by Client, Subadviser shall have discretion to take any action or render any advice with respect to the voting of shares or the execution of proxies solicited from time to time by, or with respect to, the issuers of securities held in the Account. Subadviser will report annually to Client regarding such voting.

                  (d) Key Personnel. Subadviser agrees that the following key personnel have primary responsibility with respect to the investment management of the Account. If the(se) individual(s) is unable to devote sufficient time to maintain primary responsibility of the Account, the Subadviser must give Client written advance notice, or prompt notice within three (3) business days, of the name of the person designated by the Subadviser to replace or supplement the individual(s). In addition, the Subadviser will give Client written notice of the replacement of any employee of the Subadviser who has direct supervisory responsibility for the key personnel or who has responsibility for setting investment policy as soon as reasonably practicable.

         Key Personnel:    JOHN S. DALE AND GARY E. NUSSBAUM

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3.                ACCEPTANCE OF APPOINTMENT

                  Subadviser accepts the appointment as an investment Subadviser and agrees to use its best efforts and professional judgment to make timely investment transactions for the Client with respect to the investments of the Account, and to provide the other services required of the Subadviser under the provisions of this Agreement.

4.                INVESTMENT POLICIES

                  (a) Investment Objectives. Subject to the supervision of the Fund's Board of Directors and the Client, the Subadviser shall direct the investments of the Account in accordance with the written investment objectives, policies, procedures, and restrictions provided by Client, as set forth in the specific statement of Investment Adviser Guidelines or other policies and procedures of the Fund or the Client, which have been provided to the Subadviser, as restated or modified from time to time by the Client in written notice to the Subadviser. The Client retains the right, on written notice to the Subadviser, to modify any such objectives, guidelines, policies or procedures, restrictions, and liquidity requirements in any manner at any time as may be allowed pursuant to the 1940 Act.

                  (b) Agreement. The Subadviser will adhere to all specific provisions established in the Agreement and in the Funds' Registration Statement as filed with the Securities and Exchange Commission on Form N-1A ("Registration Statement), which is hereby incorporated by reference and made a part of this Agreement.

                  (c) Conflict in Policies. If a conflict in policies or guidelines referenced herein occurs, the Registration Statement shall govern for purposes of this Agreement.

5.                CUSTODY, DELIVERY, RECEIPT OF SECURITIES

                  (a) Custody Responsibilities. The Client shall designate one or more custodians to hold the Account. The Custodian, as designated by the Client will be responsible for the custody, receipt and delivery of securities and other assets of the Funds (including the Account), and the Subadviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Funds (including the Account). In the event that any cash or securities of the Funds are delivered to the Subadviser, it will promptly deliver the same over to the Custodian, in the name of the Funds.

                  (b) Securities Transactions. Unless otherwise required by local custom, all securities transactions for the Account will be consummated by payment to or delivery by the Funds of cash or securities due to or from the Account. The Subadviser will make all reasonable efforts to notify the Custodian of all orders to brokers for the Account by 9:00

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am EST on the day following the trade date and will affirm the trade within the close of business one (1) business day after the trade date (T+1).

                  (c) Tri-Party Agreement. The Subadviser is authorized to enter into Tri-Party Repurchase Agreements and sign the standard PSA tri-party agreement (the "Tri-Party Agreement") on behalf of the Client and the subcustodian thereunder is authorized to act as a subcustodian for the Account's assets involved in any tri-party repurchase agreement pursuant to such Tri-Party Agreement.

6.                RECORD KEEPING AND REPORTING

                  (a) Records. Subadviser will maintain proper and complete records relating to the furnishing of services under this Agreement, including records with respect to the acquisition, holding and disposition of securities for Client in accordance with applicable laws and rules and such reasonable instructions as shall be provided to Subadviser by Client from time to time. All records maintained pursuant to this Agreement shall be subject to examination by Client and by persons authorized by it during normal business hours upon reasonable notice. Except as expressly authorized in this Agreement or as required by applicable law, regulation or order of court or as directed by other party in writing, Subadviser and Client shall keep confidential the records and other information obtained by reason of this Agreement. Upon termination of this Agreement, Subadviser shall promptly, upon demand, return to Client all records Client reasonably believes are necessary in order to discharge its responsibilities to the Funds. Subadviser shall be entitled to retain originals or copies of records pursuant to the requirements of applicable laws or regulations.

                  (b) Quarterly Valuation Reports. Subadviser shall use its best efforts to provide to the Client within ten (10) business days after the end of each calendar quarter a statement of the fair market value of the Account as of the close of such quarter together with an itemized list of the assets in the Account, as that information is reported on Subadviser's record keeping system.

                  (c) On a daily basis, Subadviser shall review reports of the Account's portfolio holdings as provided to the Subadviser by the Custodian and shall report immediately to the Custodian and to Client any discrepancies between the prices assigned to the securities in the portfolio and the prices that Subadviser believes should be assigned to them. On an ongoing basis, Subadviser shall monitor market developments for significant events occurring after the close of the primary markets for particular securities held by the Account that may materially affect their value, and shall promptly notify Client of any such event. On a monthly basis, Subadviser shall reconcile security and cash positions, and market values to the Custodian's records and report discrepancies to the Client by ten (10) business days after the end of the month, or within three (3) days of receipt of the custodial statement, whichever comes later.

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                  (d)      Loss Reimbursement. Subadviser shall reimburse the
Account for any material error to the Fund's net asset value caused by Subadviser's breach of its standard of care set forth in Section 12(a) that is a direct cause of a delay in the accurate daily pricing of the Fund(s), provided such loss was not the result of action or inaction of other service providers to the Client or the Fund.

                  (e) Reports. Subadviser shall furnish Client and the Board of Directors of The Vantagepoint Funds such periodic and special reports and non-proprietary or non-confidential information as shall be reasonably necessary to evaluate the terms of any subadvisory agreement between Client and Subadviser with respect to the assets of the VANTAGEPOINT GROWTH FUND.

                  (f) Other Reports on Request. Subadviser shall provide to Client promptly upon reasonable request any information available in the records maintained by Subadviser relating to the Account.

                  (g) Review of Materials. During the term of this Agreement, the Client shall furnish to the Subadviser at its principal office all prospectuses, statements of additional information, proxy statements, reports to shareholders, advertising and sales literature or other material prepared for distribution to Fund shareholders or the public, which refer to the Subadviser or its clients in any way, prior to the use thereof, and the Client shall not use any such materials if the Subadviser reasonably objects in writing within ten (10) business days (or such other time as may be mutually agreed) after receipt thereof. The Client shall ensure that materials prepared by employees or agents of the Client or its affiliates that refer to the Subadviser or its clients in any way are consistent with those materials previously approved by the Subadviser as referenced in the preceding sentence.

7.                PURCHASE AND SALE OF SECURITIES

                  (a) Selection of Brokers. Except to the extent otherwise instructed in writing by Client in acting on behalf of the Fund, (it being understood that Client, acting on behalf of the Fund, may, in its absolute discretion and consistent with the requirements of the 1940 Act and applicable federal securities laws, direct portfolio transactions for which Subadviser is responsible to any broker that Client may see fit), Subadviser shall place all orders for the purchase and sale of securities on behalf of the Client with brokers or dealers selected by Subadviser, but not with a person affiliated with Subadviser, as the term "affiliated person" is defined in the Investment Company Act of 1940 (hereafter an "Affiliate"), unless the transaction is in compliance with Rules 17e-1 or 10f-3 under the 1940 Act, or other applicable rules, and the Fund's policies and procedures thereunder, copies of which shall be provided to Subadviser.

                  (b) Best Execution. In placing such orders, the Subadviser will give primary consideration to obtaining the most favorable price and efficient execution

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reasonably available under the circumstances and in accordance with applicable law. In evaluating the terms available for executing particular transactions for the Account and in selecting brokers and dealers to execute such transactions, the Subadviser may consider, in addition to commission cost and execution capabilities, the financial stability and reputation of brokers and dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by brokers and dealers. Subadviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Subadviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer in discharging responsibilities with respect to the Account or to other client accounts as to which it exercises investment discretion.

                  (c) Bunching Orders. Client agrees that Subadviser may aggregate sales and purchase orders for the Account with similar orders being made simultaneously for other accounts managed by Subadviser, if in Subadviser's reasonable judgment such aggregation shall result in an overall economic benefit or more efficient execution to the Account taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. Client acknowledges that the determination of such economic benefit to the Fund by Subadviser represents Subadviser's evaluation that the Account is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Subadviser in a manner the Subadviser considers to be most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

8.                INVESTMENT FEES

                  (a) Fee Schedule. The compensation of the Subadviser for its services under this Agreement shall be calculated and paid by the Client from the assets of the Account in accordance with SCHEDULE A hereto.

                  (b) For purposes of this section 8 and Schedule A, all payments due to Subadviser shall be solely made from the assets of the VANTAGEPOINT GROWTH FUND, a portfolio of The Vantagepoint Funds.

                  (c) Pro Rata Fee. If the Subadviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the ending market value of the Account in the month in which the termination occurs and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as Subadviser hereunder. In no event shall the Subadviser receive payment for any period of time during which there were no assets in the Account.

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9.                BEST EFFORTS; NON-EXCLUSIVITY OF SERVICES

                  The Subadviser shall devote its best efforts and such time as it deems necessary to provide prompt and expert service to the Client. The services of Subadviser to be provided to Client hereunder are not to be deemed exclusive and Subadviser shall be free to provide similar services for its own account and the accounts of other persons and to receive compensation for such services. Client acknowledges that Subadviser and its members, Affiliates and employees, and Subadviser's other clients may at any time, have, acquire, increase, decrease, or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Fund. Subadviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement simply because Subadviser, its directors, members, Affiliates or employees invest in such a position for its or their own accounts or for the account of another client.

10.               INSIDER TRADING POLICIES AND CODE OF ETHICS

                  Subadviser hereby represents that it has adopted policies that meet the requirements of Rule 17j-1 under the Investment Company Act of 1940. Copies of such policies shall be delivered to the Client, and any violation of such policies by personnel of the Subadviser who are "access persons" with respect to the Account shall be reported to the Client. In addition, any issues arising under such policies shall be reported to Client.

11.               INSURANCE

                  At all times during the term of this Agreement, Client and Subadviser shall each maintain, at its own cost and expense, professional liability insurance for errors, omissions, and negligent acts, in an amount and with such terms as are standard in the financial services industry for an investment adviser managing the amount of aggregate assets managed by Client or Subadviser

12.               LIABILITY

                  (a) In the absence of any gross negligence, malfeasance, or willful violation of this Agreement, Subadviser shall not be liable to Client for honest mistakes of judgment or for action or inaction taken in good faith for a purpose that the Subadviser reasonably believes to be in the best interests of the Client or the Fund. However, neither this provision nor any other provision of this Agreement shall constitute a waiver or limitation of any rights, which Client may have under federal or state securities laws.

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                  (b)      Client shall indemnify Subadviser against any
liability, damages, or expenses arising out of the negligence, malfeasance or violation of any applicable law, regulation, or internal policy for which Client has the primary responsibility of compliance and the responsibility for which has not been specifically delegated to Subadviser.

13.               TERM

                  This Agreement shall be in effect for an initial term of two years beginning on the Effective Date. This Agreement may be renewed thereafter for successive one-year periods if such renewal is approved annually by the majority of the Fund's Board of Directors, provided that in such event, continuance shall also be approved by a vote of those members of the Funds' Board of Directors who are not "interested persons" as that term is defined in the Investment Company Act of 1940.

14.               TERMINATION

                  This Agreement may be terminated by any party hereto, without the payment of any penalty, immediately upon notice to the other in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a twenty (20) day period after notice of such breach, or otherwise by Subadviser upon sixty (60) days' written notice to the Client and the Funds or by Client or the Funds upon 30 days' written notice to Subadviser, except that this Agreement shall automatically terminate in the event of its assignment, as provided in Paragraph 19, at the discretion of the Client in the event of Subadviser's change in control as provided in Paragraph 19, upon the termination of the Funds, or upon termination of Client's advisory agreement with the Funds. Any termination in accordance with the terms of this Agreement shall not cause the payment of any penalty. Any such termination shall not affect the status, obligations or liabilities of any party hereto to the other.

15.               REPRESENTATIONS

                  (a) Subadviser hereby confirms to Client that Subadviser is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of Subadviser has been duly authorized and, upon execution and delivery, this Agreement will be binding upon Subadviser in accordance with its terms.

                  (b) Client hereby confirms to Subadviser that it is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of Client has been fully authorized and, upon execution and delivery, this Agreement will be binding upon Client in accordance with its terms.

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                  (c)      Subadviser hereby acknowledges that The Vantagepoint
Funds is registered as an open-end investment company under the 1940 Act and is subject to taxation as a regulated investment company under Subchapter M and the regulations promulgated thereunder of the Internal Revenue Code.

16.               NOTICES

                  Notices or other notifications given or sent under or pursuant to this Agreement shall be in writing and be deemed to have been given or sent if delivered to the party at its address listed below in person or by telex or telecopy receipt of which is confirmed or by mail or by registered mail, return receipt requested. The addresses of the parties are:

          CLIENT AND FUNDS:
                            Vantagepoint Investment Advisers, LLC
                            Attention: Paul Gallagher, Legal Department
                            c/o ICMA Retirement Corporation
                            777 North Capitol Street, NE, Suite 600
                            Washington, DC 20002-4240

          SUBADVISER:
                            Peregrine Capital Management, Inc.
                            Attention:   Ronald G. Hoffman, Senior Vice
                                         President,
                                         Chief Administrative Officer
                                         Julie M. Gerend, Senior Vice President,
                                         Director-Client Service & Marketing
                            800 LaSalle Avenue, Suite 1850
                            Minneapolis, MN 55402

          Each party may change its address by giving notice as herein required.

17.               SOLE INSTRUMENT

                  This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

18.               WAIVER OR MODIFICATION

                  No waiver or modification of this Agreement shall be effective unless reduced to a written document signed by the party to be charged. No failure to exercise and no delay in exercising, on the part of any party hereto, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof. Only the Chief Executive Officer

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has authority on behalf of Client to modify or waive any of the provisions of the Agreement. It is understood that certain material amendments may require approval of the Funds' shareholders.

19.               ASSIGNMENT AND CHANGE IN CONTROL

                  This Agreement shall automatically terminate in the event of its assignment as defined in the Investment Company Act of 1940. Subadviser agrees to provide immediate written notice in the event of a change in control. Such a change in control will entitle, but not require, the Client to terminate the Agreement immediately or upon notice.

20.               COUNTERPARTS

                  This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

21.               CHOICE OF LAW

                  This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws and the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

22.               CONFIDENTIAL INFORMATION

                  Any information or recommendations supplied by either party to this agreement which are not otherwise in the public domain or previously known to the other party in connection with the performance of obligations hereunder, are to be regarded as confidential and for use only by the party to which said information has been communicated, the Custodian or such persons the Client may designate in connection with the Account. Nothing in this Agreement shall be construed to prevent Subadviser from giving other entities investment advice about, or trading on their behalf, in the securities of the Client. However, each party will maintain the strictest confidence with respect to any financial or other information relating to the other party and not publicly disclosed which it obtains in its capacity hereunder.

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IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT ON July 16, 2002
and make it effective on the date set forth.

CLIENT                                  SUBADVISER
Vantagepoint                            Peregrine Capital Management, Inc.
Investment Advisers, LLC

by:                                     by:

/s/ [ILLEGIBLE]                           /s/ [ILLEGIBLE]
------------------                        ---------------------
(signature)                             (signature)

       ____________________                     [ILLEGIBLE]
___________________________             --------------------
Girard Miller, President                (name, title)

Date:                                   Date: 07/10/02

FUNDS
The Vantagepoint Funds

by:

/s/ [ILLEGIBLE]
----------------------
(signature)

_________________________
Girard Miller, President

Date:

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                                   SCHEDULE A
                      VANTAGEPOINT INVESTMENT ADVISERS, LLC

                            VANTAGEPOINT GROWTH FUNDS

                                  FEE SCHEDULE
                                       FOR

                          PEREGRINE CAPITAL MANAGEMENT
                               CONCENTRATED GROWTH

The Subadviser's quarterly fee shall be calculated based on the average daily net assets value of the assets under management as provided by the Custodian, based on the following annual rate.

   First $25 million                           0.60 percent
   Next $25 million                            0.48 percent
   Over $50 million                            0.40 percent

                                      24A